Exhibit 99.1

priceline.com Incorporated

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2004	December 31, 2003
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$93,775	$93,732
Restricted cash	23,572	22,485
Short-term investments	130,307	151,736
Accounts receivable, net of allowance for doubtful accounts of $1,390 and $794, respectively	18,314	10,782
Prepaid expenses and other current assets	4,365	4,778

Total current assets	270,333	283,513

Property and equipment, net	15,827	16,524
Intangible assets, net	98,908	7,053
Goodwill	138,859	8,779
Other assets	18,155	21,915

Total assets	$542,082	$337,784

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$40,612	$25,061
Accrued expenses	23,649	21,031
Deferred merchant bookings	5,641	—
Other current liabilities	4,475	3,522
Total current liabilities	74,377	49,614

Deferred taxes	25,668	—
Other long-term liabilities	692	1,069
Minority interest	4,314	—
Long-term debt	224,418	124,524
Total liabilities	329,469	175,207

SERIES B MANDATORILY REDEEMABLE PREFERRED STOCK	13,470	13,470

Stockholders’ equity
Common stock	317	306
Treasury stock	(350,628)	(350,628)
Additional paid-in capital	2,064,224	2,055,607
Deferred compensation	(1,264)	(1,408)
Accumulated deficit	(1,525,447)	(1,555,444)
Accumulated other comprehensive income	11,941	674
Total stockholders’ equity	199,143	149,107

Total liabilities and stockholders’ equity	$542,082	$337,784

priceline.com Incorporated

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Merchant revenues	$179,669	$176,319	$872,994	$852,454
Agency revenues	14,734	3,178	38,601	7,554
Other revenues	565	670	2,777	3,653
Total revenues	194,968	180,167	914,372	863,661

Cost of merchant revenues	143,827	148,351	714,822	717,716
Cost of agency revenues	1,244	—	1,395	—
Cost of other revenues	—	—	—	—
Total costs of revenues	145,071	148,351	716,217	717,716

Gross profit	49,897	31,816	198,155	145,945

Operating expenses:
Advertising - Offline	6,018	6,028	33,476	25,125
Advertising - Online	8,518	4,064	27,480	17,123
Sales and marketing, including warrant costs of $6,638 for the twelve months ended December 31, 2003	7,577	4,908	32,091	33,441
Personnel, including stock based compensation of $294 and $106 for the three months ended December 31, 2004 and 2003, respectively, and $638 and $282 for the twelve months ended December 31, 2004 and 2003, respectively	11,176	7,286	35,574	29,962
General and administrative, including option payroll taxes of $13 and $0 for the three months ended December 31, 2004 and 2003, respectively, and $357 and $256 for the twelve months ended December 31, 2004 and 2003, respectively	4,188	3,256	16,452	12,031
Information technology	1,929	2,049	9,171	8,898
Depreciation and amortization	5,358	2,324	13,501	11,533
Restructuring charge/(reversal)	—	(49)	(12)	(186)

Total operating expenses	44,764	29,866	167,733	137,927

Operating income	5,133	1,950	30,422	8,018

Other income:
Interest income	1,316	935	5,112	2,474
Interest expense	(1,291)	(494)	(3,722)	(907)
Other	(6)	—	70	—
Total other income	19	441	1,460	1,567

Earnings before income taxes and equity in income (loss) of investees	5,152	2,391	31,882	9,585
Income tax benefit	260	—	193	—
Equity in income (loss) of investees, net	(414)	(163)	(566)	2,331
Net income	4,998	2,228	31,509	11,916
Preferred stock dividend	—	—	(1,512)	(1,491)

Net income applicable to common stockholders	$4,998	$2,228	$29,997	$10,425

Net income applicable to common stockholders per basic common share	$0.13	$0.06	$0.78	$0.28

Weighted average number of basic common shares outstanding	38,775	38,019	38,304	37,804

Net income applicable to common stockholders per diluted common share	$0.12	$0.06	$0.76	$0.27

Weighted average number of diluted common shares outstanding	40,449	40,107	42,327	39,009